Administrative Offices
The Yankee Companies, Inc.
A Florida corporation
-----------------------

Leonard Miles Tucker                            The Crystal Corporate Center
President & Chief Executive Officer         2500 North Military Trail, Suite 225
                                                Boca Raton, Florida 33431
William A. Calvo, III, Ll.M.                     Telephone (561) 998-2025
Vice President & Treasurer                       Fax Number (561) 998-3425
                                               E-Mail lenny@yankeecompanies.com
                                            Please respond to Boca Raton Address

Vanessa H. Lindsey                                         Ocala Office
Secretary & Chief Administrative Officer          1941 Southeast 51st Terrace
                                                      Ocala, Florida 34471
Charles J. Scimeca                                    Telephone (352) 694-9182
Acquisitions Officer                                   Service (352) 368-6525
                                                    Mobile Number (352) 895-0452
                                                     Fax Number (352) 694-9178
                                                             E-Mail
Douglas L. Wilson, Esquire                        director@yankeecompanies.com
General Counsel


February 27, 2001

Randall K. Fields, President
Park City Group, Inc.
333 Main Street
Park City, Utah 84806

By facsimile transmission to 1-435-645-2012

         Re:      Potential Reorganization with AmeriNet Group.com, Inc.

Dear Mr. Fields:

         This letter confirms the status of negotiations concerning a proposed transaction between our client, AmeriNet Group.com, Inc., a Delaware corporation with a class of securities registered under Section 12 of the Securities
Exchange Act of 1934, as amended ("AmeriNet" and the "Exchange Act," respectively), and Park City Group, Inc., also a Delaware corporation (hereinafter referred to as "Park City").

         If the following comports with your understanding of the proposed transaction, please sign a copy of this letter and return it to us by facsimile transmission followed by hard copy, whereupon this letter will constitute an agreement by each of the undersigned to use our best efforts to effect the contemplated transaction at the earliest practicable time, subject to due diligence review and good faith negotiations by our respective representatives. It will also constitute a direction by the undersigned, on behalf of their organizations, to Douglas L. Wilson, Esquire, as legal counsel to AmeriNet ("Mr. Wilson") and L. John Lewis, Esquire, legal counsel designated by Park City ("Mr. Lewis"), working with the Yankee Companies, Inc., a Florida corporation (hereinafter referred to as "Yankees"), to immediately commence preparation of required documentation, including, without limitation, a reorganization agreement meeting the requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Reorganization Agreement" and the "Code," respectively) and employment agreements for all Park City indispensable executive officers (the "Park City Employment Agreements").




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Mr. Randall K. Fields
February 27, 2001
Page 2

         It is anticipated that Mr. Wilson, using forms proprietary to Yankees, will prepare the initial drafts of the Reorganization Agreement and the Park City Employment Agreements and that Mr. Lewis will review them and propose required modifications, if any (the foregoing agreements, all exhibits required therefor and all instruments, certificates, resolutions, opinions, etc., called for thereby being hereinafter collectively referred to as the "Agreements" or generically as an "Agreement").

         Upon presentation of drafts of the Agreements, you will review them with your advisors whereupon, using Yankees as a mutual intermediary, we will all use our best efforts to promptly negotiate acceptable revisions thereto. The parties will use their best efforts to complete the required audits of Park City's financial statements, the related due diligence review and the private placement of $5,000,000 in AmeriNet securities (as disclosed below, the "Park City Placement"), in time to permit them to close on the Reorganization on or before the later of May 31, 2001 or the 30th day after required private placement materials are completed permitting AmeriNet to commence acceptance of subscriptions in the Park City Placement (the "Placement Date")

         Until the latter of May 31, 2001 or the Placement Date, Park City will refrain from conducting any negotiations that would detrimentally affect the ability of the signatories to this letter of intent to undertake the reorganization contemplated hereby. Furthermore, Park City agrees that until the expiration of one complete year after closing on the reorganization or termination of negotiations therefor, it will not directly or indirectly circumvent the other signatories to this letter of intent by engaging in any transactions with any person or legal entity to which it or its principals or advisors have been introduced by AmeriNet, Yankees or their principals or advisors.

                        OUTLINE OF PROPOSED TRANSACTIONS

1. A. Park City would consolidate all current operations of its affiliates and related business enterprises (as so consolidated, hereinafter referred to as "Park City+") permitting consolidation of their financial statements pursuant to generally accepted auditing procedures ("GAAP").

     B. Park City has confirmed to AmeriNet that during the period from January 1, 2000 until December 31, 2000, on an accrued basis in accordance with GAAP, its gross income was approximately $6,097,915, its total expenses were approximately $3,617,915, its net, pretax profits were $2,430,000 and that its stockholders have contributed approximately $6,294,031 in equity capital, resulting in total assets of approximately $7,926,837, net, tangible assets of approximately $2,869,105, total liabilities of approximately $5,651,287 and stockholders' equity of approximately $2,275,550.

     C. AmeriNet has confirmed to Park City that, upon disposition of its subsidiaries, it will have neither material liabilities nor material assets other than Park City and that as of the closing on the contemplated reorganization, AmeriNet will be subject to no contracts other than the Reorganization Agreement and will have no material liabilities, other than general legal obligations applicable to corporations and businesses, obligations under applicable federal and





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Mr. Randall K. Fields
February 27, 2001
Page 3

          state securities laws and obligations pertaining to the Park City Placement that have been approved by Park City.

2. AmeriNet would exchange shares of its unregistered common stock, $0.01 par value (the "AmeriNet Common Stock") with the stockholders of Park City+ as of the closing on the Reorganization Agreement (the "Exchanging Stockholders"), to be issued without registration under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state or other jurisdiction ("Blue Sky Laws") pursuant to exemptions from such requirements based on Section 4(6) of the Securities Act and comparable provisions of applicable Blue Sky Laws; for all of Park City+'s capital stock, the number of shares to be equal to the number required to provide the Exchanging Stockholders with 60% of AmeriNet's outstanding Common Stock immediately following closing on the Reorganization Agreement.

3. At closing, AmeriNet will have $5,000,000 in cash specifically for use by Park City following the closing on the Reorganization Agreement, which amount will have been raised through private placement of AmeriNet securities in the Park City Placement.

4. Prior to Closing on the Reorganization Agreement, AmeriNet will distribute all of the capital stock of its subsidiaries as a dividend, directly to AmeriNet's stockholders, except for such shares as it is required to issue to Yankees, in consideration for the release by Yankees of its lien on such shares and Yankees agreement to convert the balance of the debt owed by AmeriNet to Yankees into shares of AmeriNet's Class A Preferred stock.

5    A.   At the closing on the Reorganization Agreement, all executive officers of Park City+ that will, after closing on the Reorganization Agreement, hold more that 3% of AmeriNet's common stock (the "Principal Executive Officers") would enter into long term employment agreements with Park City+ in form and substance mutually acceptable to AmeriNet and Park City, materially based on the current forms of agreement in place with current AmeriNet officers and the officers of current AmeriNet subsidiaries;

     B. (1) The total aggregate annual compensation payable by Park City+ to all of its Principal Executive Officers (exclusive of any Incentive Stock allocated to them) shall not exceed 33 1/3% of Park City+'s net, pre-tax profits, determined on an accrual basis in compliance with GAAP.

          (2) AmeriNet shall have no responsibility for providing funds to pay compensation to the Principal Executive Officers, all such compensation to be derived solely from Park City+'s operating income.

     C.   (1)  (a)  At closing on the Reorganization  Agreement,  AmeriNet would allocate additional shares of unregistered AmeriNet Common Stock in an amount equal to 50% of the shares issued to the Exchanging Stockholders at the closing on the Reorganization Agreement, to a stock incentive plan for the benefit of such




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Mr. Randall K. Fields
February 27, 2001
Page 4

                    of Park City+'s Principal Executive Officers as may be designated by Park City+s board of directors (the "Incentive Stock"), for issuance with respect to the period ending on December 31, 2003, in annual installments based on Park City+'s attainment of the following economic milestones:

                    (i) For the year ended December 31, 2001, an amount equal to one third of the Incentive Stock if Park City+ has earned, on an accrual basis in accordance with GAAP, net pre tax profits of not less than $3,000,000;

                    (ii) For the year ended December 31, 2002, an amount equal to one third of the Incentive Stock if Park City+ has earned, on an accrual basis in accordance with GAAP, net pre tax profits of not less than $4,200,000; and

                    (iii)For the year ended December 31, 2003, an amount equal to one third of the Incentive Stock if Park City+ has earned, on an accrual basis in accordance with GAAP, net pre tax profits of not less than $6,300,000;

               b. In the event that the foregoing net, pre-tax profits (determined under the accrual method of accounting in compliance with GAAP) are not attained during the time periods set, then:

                    (i) If the net, pre tax profits (determined under the accrual method of accounting in compliance with GAAP) are less than 33% of the required threshold during the subject 12 month period, the stock bonus shares for such period would be forfeited;

                    (ii) If the net, pre tax profits (determined under the accrual method of accounting in compliance with GAAP) are between 33% and 80% of the required threshold during the subject 12 month period, the stock bonus shares for such period and the required threshold would be carried over to the next year, increasing both the aggregate threshold and the aggregate shares attainable for such year; and

                    (iii)If the net, pre tax profits (determined under the accrual method of accounting in compliance with GAAP) are between 80% and 100% of the required threshold during the subject 12 month period, the stock bonus shares for such period would be prorated.

Mr. Randall K. Fields
February 27, 2001
Page 5

6. A. Yankees or its designee, acting as the representative of AmeriNet's stockholders other than those who obtained their shares as a result of the reorganization with Park City, shall have the right to designate two members to AmeriNet's board of directors for a period of at least five years following the closing on the reorganization, it being the contemplation of the signatories to this letter of intent, that the initial designees will be AmeriNet's current president, Edward C. Dmytryk ("Mr. Dmytryk") and Jonathan Eichner, a current AmeriNet stockholder; provided that, if Mr. Eichner should elect to terminate his role as a member of AmeriNet's board of directors, his successor would be selected in the normal course of corporate proceedings by AmeriNet's stockholders or directors, without input by Yankees.

     B. Except for Mr. Dmytryk, all other directors of AmeriNet in office, as of the closing on the reorganization, shall resign immediately following the closing, and will be replaced by designees of Mr. Fields.

7.   As a result of the foregoing:

     A. Park City+ would become a wholly owned subsidiary of AmeriNet; AmeriNet would have no other subsidiaries; the Exchanging Stockholders would hold 60% of AmeriNet's outstanding Common Stock; and, AmeriNet's stockholders prior to the closing on the Reorganization Agreement (including the holders of AmeriNet securities issued in the Park City Placement) and their successors in interest would hold 40% of AmeriNet's outstanding Common Stock.

     B. Assuming issuance of the Incentive Stock, the shares issued to Park City and its affiliates (including Park City+'s Principal Executive Officers): then AmeriNet's stockholders prior to the closing on the Reorganization Agreement (including the holders of AmeriNet securities issued in the Park City Placement) and their successors in interest would hold approximately 30.8% of AmeriNet's outstanding Common Stock (including all shares received by Yankees upon exercise of the Yankees Warrants described below) and the Exchanging Stockholders and the Park City+ Principal Executive Officers would, in the aggregate, hold approximately 69.2% of AmeriNet's Common Stock.

8    A.   Yankees  serves as AmeriNet's  strategic  development  consultant  and will, in contemplation of a successful closing on the Reorganization Agreement, immediately commence efforts on behalf of Park City designed to develop new sources of funding and business and Park City hereby irrevocably covenants and agrees, on its own behalf and on behalf of its principals and affiliates, that in the event that any such funding or business is hereinafter availed of by it or its affiliates with any persons or entities (or their affiliates)
          introduced by Yankees, then, Yankees will be entitled to continuing compensation equal to 5% of the gross proceeds obtained from such funding or 5% of the value of such business and further, that neither Park City nor its affiliates will directly or indirectly conduct any business with any person or entity (including affiliates thereof) introduced by Yankees, whether or not the proposed transactions with



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Mr. Randall K. Fields
February 27, 2001
Page 6

          AmeriNet  takes  place,   except  in  accordance  with  the  preceding
          paragraph; provided that:

          (1) AmeriNet shall be solely responsible for compensation to Yankees in conjunction with any matters concluded at or prior to closing on the Reorganization Agreement;

          (2) Yankees will be entitled to compensation from Park City only for transactions with persons that have been introduced to Park City by Yankees and whose identity has been confirmed by Park City to Yankees in writing (including e-mails or faxes) as persons with whom Yankees is authorized to deal (the "Written Confirmation");

          (3) The restrictions on non-circumvention by Park City will expire as to any person if no transaction therewith has been initiated within fifteen months after the date Yankees receives the Written Confirmation pertaining to such person; and

          (4) The restrictions on non-circumvention by Park City will expire as to any person fifteen months after termination of transactions with such person.

     B. (1) Yankees currently has options to purchase up to 12.5% of AmeriNet's Common Stock (the "Yankee Warrants") measured as of the time of exercise, which rights the Parties acknowledge would be beneficially affected by the increase in outstanding securities that would result from the proposed transaction, and further, is entitled to receipt of shares equal of AmeriNet's Common Stock to 10% of the shares to be issued to Park City under the Reorganization Agreement, a portion of which may be transferred to Yankees stockholders, employees, affiliates or other persons who assist Yankees in the performance of its services.

         (2)   (A)  Yankees  will  exercise  the Yankee  Warrants in full at the closing with all shares issued comprising a component of the percentage of AmeriNet's Common Stock allocated under this letter of intent to the holders of AmeriNet Common Stock immediately prior to the closing ;

               (B) In order to maximize the percentage of AmeriNet shares to be retained by AmeriNet's current stockholders after closing on the reorganization, Yankees will consider waiving its right to include reserved but unissued shares within the calculation of the 12.5% of the shares of AmeriNet Common Stock it is entitled to receive upon exercise of the Yankee Warrants; provided that AmeriNet provides reasonable consideration for the waiver of such right through issuance of shares of AmeriNet's current subsidiaries to Yankees in mutually agreed upon amounts.

         (3) Prior to closing on the reorganization, Yankees will convert all of the debt owed by AmeriNet into shares of AmeriNet's Class A Preferred Stock and will convert all of its AmeriNet Class A




                                     Page 9
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Mr. Randall K. Fields
February 27, 2001
Page 7

               Preferred Stock into shares of AmeriNet Common Stock, so that, as of closing on the Reorganization Agreement, AmeriNet's outstanding and reserved securities will be limited to common stock.

     C. Yankees will agree to reasonable contractual restrictions on its disposition of AmeriNet securities in order to avoid a disorderly disruption in the market for AmeriNet securities, provided that no such restrictions violate applicable securities laws and that all other affiliates of AmeriNet are and remain subject to contractual restrictions on sales of AmeriNet securities at least as strict as those applicable to Yankees..

     D. In compliance with the requirements of Section 17(b) of the Securities Act, Yankees hereby advises Park City that Yankees has been and will, until closing on the Reorganization Agreement, continue to be compensated by AmeriNet for its services, as specifically set forth above and reflected in the documents pertaining to Yankees filed by AmeriNet pursuant to its obligations under the Exchange Act, copies of which can be obtained through the Securities and Exchange Commission's Internet web site at www.sec.gov.

9    A.   The Parties  hereby agree that the terms of the  proposed  transaction will be kept confidential during the pendency of the negotiations called for hereby.

     B. Notwithstanding the foregoing, AmeriNet will comply with its obligation to publicly disseminate information concerning this Agreement in press releases and filings with the Commission, in form and substance reasonably approved by the Parties.

10   A.   In  conjunction  with the  foregoing,  Mr.  Fields  and  other  people associated with Park City and Park City+ have been and will be provided with information concerning AmeriNet which constitutes material inside information, as defined for purposes of Sections 20A and 21A of the Exchange Act.

     B. Such information was or will be provided in conjunction with pending negotiations and pursuant to AmeriNet's obligations under the Securities Act of 1933, as amended, and the Exchange Act, to provide full and complete disclosure.

     C. Such information may not be disclosed to anyone other than pursuant to compulsory legal process or with the prior written consent of AmeriNet, after such information has been publicly disseminated.

     D. Improper disclosure of such information constitutes a violation of the civil and criminal provisions of Sections 20A and 21A of the Exchange Act.

     E. During the pendency of negotiations, no one who is made privy to the foregoing information should engage in any transactions involving publicly traded AmeriNet securities.




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Mr. Randall K. Fields
February 27, 2001
Page 8


         Please indicate your concurrence with the foregoing by signing a copy of this letter or transmission, in the space indicated, and thereafter transmitting such executed copy in the manner heretofore described.

                                Very truly yours,

                           The Yankee Companies, Inc.

                      /s/ Lenoard M. Tucker

                              Leonard Miles Tucker
                                    President

        The foregoing is hereby accepted, as of the date first above written.

                              Park City Group, Inc.


                        By: /s/ Randall K. Fields, President


                            AmeriNet Group.com, Inc.


                         By: /s/ Edward C. Dmytryk, President
LMT : wac
Copies:         Douglas L. Wilson, Esquire
                L. John Lewis. Esquire
                L. C. Holman, Esquire



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